Exhibit 8.1

Baker & McKenzie LLP 800 Capitol Street, Suite 2100 Houston, TX 77002 United States Tel: +1 713 427 5000 Fax: +1 713 427 5099 www.bakermckenzie.com

Asia Pacific
Bangkok
Beijing
Brisbane
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur*
Manila*
Melbourne
Seoul
Shanghai
Singapore
Sydney
Taipei
Tokyo
Yangon
Europe, Middle East
& Africa
Abu Dhabi
Almaty
Amsterdam
Antwerp
Bahrain
Barcelona
Berlin
Brussels
Budapest
Cairo
Casablanca
Doha
Dubai
Dusseldorf
Frankfurt/Main
Geneva
Istanbul
Jeddah*
Johannesburg
Kyiv
London
Luxembourg
Madrid
Milan
Munich
Paris
Prague
Riyadh*
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich
The Americas
Bogota
Brasilia**
Buenos Aires
Caracas
Chicago
Dallas
Guadalajara
Houston
Juarez
Lima
Los Angeles
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre**
Rio de Janeiro**
San Francisco
Santiago
Sao Paulo**
Tijuana
Toronto
Valencia
Washington, DC
* Associated Firm
** In cooperation with Trench, Rossi e Watanabe Advogados

[_], 2023
Aurora Acquisition Corp.
20 North Audley Street
London WIK 6LX
United Kingdom
Ladies and Gentlemen:
We have acted as United States federal tax counsel to Aurora Acquisition Corp., a Cayman Islands exempted company (“Aurora”), in connection with certain transactions contemplated by the Agreement and Plan of Merger, dated as of May 10, 2021, as amended by Amendment No. 1, dated as of October 27, 2021, Amendment No. 2, dated as of November 9, 2021 Amendment No. 3, dated as of November 30, 2021 Amendment No. 4, dated as of August 26, 2022 and Amendment No. 5, dated as of February 24, 2023 (the “Merger Agreement”), by and among Aurora, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Aurora (“Merger Sub”), and Better HoldCo, Inc., a Delaware corporation (“Better”). The Merger Agreement provides for, among other things, (i) Aurora to change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (ii) Merger Sub to merge with and into Better, with Better surviving as a wholly owned subsidiary of Aurora, and Better to merge with and into Aurora, with Aurora surviving (the “Mergers”). This opinion is being delivered in connection with the Registration Statement on Form S-4, originally filed by Aurora with the Securities and Exchange Commission on August 3, 2021, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.
In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions.

In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Aurora, including the accuracy and completeness of all representations set forth in a certificate provided by an officer of Aurora (the “Representation Letter”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, including through the completion of the Domestication and Mergers, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Aurora, including those set forth in the Representation Letter.
Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements of law and legal conclusions set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” constitute the opinion of Baker McKenzie LLP as to the material U.S. federal income tax consequences to holders of Aurora Class A ordinary shares and Aurora warrants as a result of (i) the Domestication, (ii) the exercise of redemption rights with respect to Better Home & Finance Class A common stock that is received in the Domestication, (iii) the Mergers, and (iv) the ownership and disposition of Better Home & Finance Class A common stock and Better Home & Finance warrants that are received in the Domestication.

Except as expressly set forth above, we express no other opinion. This opinion is being furnished to you solely for your benefit in connection with the Registration Statement and may not be relied upon for any other purpose or by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the Domestication and Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

/s/ Baker & McKenzie LLP
3